Exhibit 10.8

SECOND AMENDED AND RESTATED

EMPLOYEE MATTERS AGREEMENT

by and among

FLEX LTD.,

NEXTRACKER LLC

and

FLEXTRONICS INTERNATIONAL USA, INC.

Dated as of [•], 2022

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND INTERPRETATION

i

ii

Section 7.14	No Duplication; No Double Recovery	26
Section 7.15	No Waiver	26
Section 7.16	No Admission of Liability	26

iii

SECOND AMENDED AND RESTATED

EMPLOYEE MATTERS AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [•], 2022, is entered into by and among Flex Ltd., a Singapore registered public company limited by shares and having company registration no. 199002645H (“Flex”), Nextracker LLC, a Delaware limited liability company, formerly Nextracker Inc. (“Nextracker OpCo”), Flextronics International USA, Inc., a California corporation (“FIUI”), and by delivery of a duly executed Joinder Agreement (as defined below) to Flex and Nextracker OpCo following the date hereof, Nextracker Inc., a Delaware corporation (“Nextracker PubCo”). “Party” or “Parties” means Flex, Nextracker PubCo, Nextracker OpCo or FIUI, individually or collectively, as the case may be. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement or the Separation Agreement, shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Flex, Nextracker OpCo and FIUI, are parties to that certain Separation Agreement, dated as of February 1, 2022 (“Separation Agreement”);

WHEREAS, as part of the transactions described in the Separation Agreement, the Parties previously entered into that certain Employee Matters Agreement, dated as of February 1, 2022, as amended and restated dated as of July 31, 2022 (collectively, the “Legacy Agreement”) for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters; and

WHEREAS, the Parties desire to further amend and restate the Legacy Agreement for the purpose of further updating certain deadlines under which various benefit plans of Nextracker OpCo shall be established;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. Unless otherwise provided herein, the capitalized terms used herein shall have the meanings given to them in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings:

(1) “401(k) Waiting Period” shall have the meaning set forth in Section 3.2.

(2) “Accrued Incentive Amount” shall mean the aggregate amount accrued by Flex, if any, in respect of certain Nextracker Group Employees under the applicable cash incentive compensation and sales commission program of the Flex Group or Nextracker Group with respect to such Nextracker Group Employees and unpaid as of the date on which the employment or services of such Nextracker Group Employees are transferred to Nextracker.

(3) “Agreement” shall have the meaning set forth in the Preamble.

(4) “Automatic Transfer Employees” shall mean any Nextracker Group Employee, where local employment Laws, including the Transfer Regulations, provide for an automatic transfer of such employees to a member of the Nextracker Group by operation of Law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Separation Agreement.

(5) “Benefit Arrangement” shall mean each Benefit Plan and Benefit Policy.

(6) “Benefit Plan” shall mean, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

(7) “Benefit Policy” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice sponsored or maintained by such entity (or to which such entity contributes or is required to contribute) or in which it participates.

(8) “COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(9) “Collective Bargaining Agreement” shall mean all agreements with the collective bargaining representatives, employee representatives, trade unions, labor or management organizations, groups of employees, or works councils or similar representative bodies of any applicable Nextracker Group Employees, including all national or sector specific collective agreements which are applicable to such Nextracker Group Employees, that set forth terms and conditions of employment of such Nextracker Group Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

(10) “Delayed Transfer Date” shall mean the date on which it is determined by Flex that either (i) a Delayed Transfer Nextracker Group Employee or Delayed Transfer Flex Employee is permitted to transfer from the Flex Group to the Nextracker Group or from the Nextracker Group to the Flex Group, respectively, in accordance with applicable Law, or (ii) the necessary business operations are set up in the relevant jurisdiction to enable employment of the Nextracker Group Employee or Flex Employee by the Nextracker Group or Flex Group, as applicable.

(11) “Delayed Transfer Flex Employee” shall mean any Flex Employee whose employment is determined by Flex to not be eligible to be transferred from a member of the Nextracker Group to a member of the Flex Group at or prior to the Operative Time as a result of (i) requirements under applicable Law, (ii) participation in a long-term disability plan or similar arrangement or (iii) a delay in setting up Flex Business operations in a particular jurisdiction sufficient to employ such Flex Employee.

(12) “Delayed Transfer Nextracker Group Employee” shall mean any Nextracker Group Employee whose employment is determined by Flex to not be eligible to be transferred to a member of the Nextracker Group at or prior to the Operative Time as a result of (i) requirements under applicable Law, (ii) participation in a long-term disability plan or similar arrangement or (iii) a delay in setting up Nextracker Business operations in a particular jurisdiction sufficient to employ such Nextracker Group Employee.

(13) “Employee Representative” shall mean any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for Nextracker Group Employees.

(14) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(15) “Flex” shall have the meaning set forth in the Preamble.

(16) “Flex Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by any member of the Flex Group.

(17) “Flex Compensation Committee” shall mean the Compensation and People Committee of the Flex Board.

(18) “Flex Deferred Compensation Plan” shall mean the 2010 Flextronics International USA, Inc. Deferred Compensation Plan, as amended from time to time.

(19) “Flex Employee” shall mean each employee of Flex or any of its Subsidiaries or Affiliates who does not qualify as a Nextracker Group Employee.

(20) “Flex Equity Award Adjustment Ratio” shall mean the adjustment ratio adopted by the Flex Board or the Flex Compensation Committee in its sole and absolute discretion for purposes of making equitable adjustments to the awards that will continue to be held by Flex Employees or Nextracker Group Employees, as applicable, under the Flex Share Plan for periods after the Distribution.

(21) “Flex Open Incentive Obligations” shall have the meaning set forth in the set forth in Section 5.1.

(22) “Flex Option” shall mean an option to purchase Flex Ordinary Shares granted pursuant to the Flex Share Plan.

(23) “Flex Performance Share Unit” shall mean an award of performance share units granted by Flex pursuant to the Flex Share Plan under the terms of such plan and the related award agreement.

(24) “Flex Share Plan” shall mean (i) the Flex Ltd. 2010 Equity Incentive Plan or (ii) the Flex Ltd. 2017 Equity Incentive Plan, as applicable.

(25) “Flex Restricted Share Unit” shall mean an award of restricted share units granted by Flex pursuant to the Flex Share Plan under the terms of such plan and the related award agreement and that vests solely based on the continued employment or service of the recipient.

(26) “Flex U.S. Savings Plans” shall mean (i) the Flex 401(k) Plan and (ii) any other defined contribution retirement plan maintained by Flex or any of its Affiliates (other than a member of the Nextracker Group) that is intended to be qualified under Section 401(a) of the Code.

(27) “Flex Welfare Plans” shall mean any Welfare Plan maintained by Flex or any member of the Flex Group.

(28) “Former Nextracker Group Service Provider” shall mean any individual who would qualify as a Nextracker Group Employee or Nextracker Group Independent Contractor, but whose employment or service with Flex or any of its Subsidiaries or Affiliates terminated for any reason prior to the date on which such individual’s employment or service would otherwise have transferred to Nextracker pursuant to this Agreement.

(29) “Joinder Agreement” shall have the meaning set forth in the set forth in Section 1.3.

(30) “Legacy Agreement” shall have the meaning set forth in the Recitals.

(31) “Nextracker Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to exclusively by any member of the Nextracker Group.

(32) “Nextracker Deferred Compensation Plan” shall have the meaning set forth in Section 3.3(a).

(33) “Nextracker Equity Award Adjustment Ratio” shall mean the adjustment ratio adopted by the Flex Board or the Flex Compensation Committee in its sole and absolute discretion for purposes of making equitable adjustments to the awards granted under the Flex Share Plan to Nextracker Group Employees that shall be converted into awards under the Nextracker Stock Plan in connection with the Distribution and be held by Nextracker Group Employees for periods after the Distribution.

(34) “Nextracker Group Employee” shall mean each individual who is employed by Flex or any of its Subsidiaries or Affiliates as of the date on which Flex determines to transfer the employment of applicable individuals to Nextracker and who Flex determines as of such date is either (i) exclusively or primarily engaged in the Nextracker Business or (ii) necessary for the ongoing operation of the Nextracker Business during periods following the Operative Time, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long- term absence.

(35) “Nextracker Group Independent Contractor” shall mean each individual who is engaged as an independent contractor or consultant by Flex or any of its Subsidiaries or Affiliates as of the date on which Flex determines to transfer the contracts of service of applicable individuals to Nextracker and who Flex determines as of such date is either (i) exclusively or primarily engaged in the Nextracker Business or (ii) necessary for the ongoing operation of the Nextracker Business during periods following the Operative Time.

(36) “Nextracker Open Incentive Obligations” shall have the meaning set forth in the set forth in Section 5.2.

(37) “Nextracker Option” shall have the meaning set forth in Section 4.1.

(38) “Nextracker Performance Stock Unit” shall have the meaning set forth in Section 4.3.

(39) “Nextracker Restricted Stock Unit” shall have the meaning set forth in Section 4.2.

(40) “Nextracker Stock Plan” shall have the meaning set forth in Section 4.4.

(41) “Nextracker U.S. Savings Plans” shall have the meaning set forth in Section 3.2(a).

(42) “Nextracker Welfare Plans” shall mean any Welfare Plan maintained by Nextracker or any member of the Nextracker Group.

(43) “Non-Automatic Transfer Employees” shall mean any Nextracker Group Employee who is not an Automatic Transfer Employee.

(44) “Non-U.S. Plans” shall have the meaning set forth in Section 3.4.

(45) “Party” and “Parties” shall have the meanings set forth in the Preamble.

(46) “Plan Transition Date” shall mean, with respect to a Flex Benefit Arrangement and except as otherwise contemplated by this Agreement, the date that is the earliest to occur of (i) June 1, 2023, (ii) the IPO Effective Date or the earliest reasonably practicable date thereafter, provided, any extension beyond the IPO Effective Date shall require Flex’s consent, or (iii) such other date as agreed between the Parties.

(47) “Separation Agreement” shall have the meaning set forth in the Recitals.

(48) “Transfer Regulations” shall mean (i) all Laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State implementing such Acquired Rights Directive, and (ii) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of Law, of employment in the event of a transfer of business.

(49) “Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Flex” shall also be deemed to refer to the applicable member of the Flex Group, references to “Nextracker” shall also be deemed to refer to the applicable member of the Nextracker Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Flex or Nextracker shall be deemed to require Flex or Nextracker, as the case may be, to cause the applicable members of the Flex Group or the Nextracker Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

Section 1.3 Joinder of Nextracker PubCo. Following the Operative Date, within one Business Day of the acceptance of a certificate of incorporation by the Secretary of State of the State of Delaware, if filed, with respect to Nextracker PubCo, Flex shall cause Nextracker PubCo to execute and deliver to Flex and Nextracker OpCo a joinder to this Agreement substantially in the form attached as Exhibit C to the Separation Agreement (“Joinder Agreement”).

Section 1.4 Amendment and Restatement. The Parties to this Agreement hereby agree that this Agreement amends and restates in its entirety the Legacy Agreement.

Section 1.5 Effectiveness. This Agreement shall not become effective until such time that written approval of TPG, as a disinterested Member (as defined in the LLCA) holding at least a majority of the Units (as defined in the LLCA) of Nextracker OpCo, on an As-Converted Basis (as defined in the LLCA), held by all disinterested Members, has been received by Nextracker OpCo pursuant section 6.06(a) of the LLCA.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Nature of Liabilities. All Liabilities assumed or retained by a member of the Flex Group under this Agreement shall be Flex Retained Liabilities for purposes of the Separation Agreement. All Liabilities assumed or retained by a member of the Nextracker Group under this Agreement shall be Nextracker Liabilities for purposes of the Separation Agreement.

Section 2.2 Transfers of Employees and Independent Contractors Generally.

(a) Subject to the requirements of applicable Law, through and until immediately before the Operative Time, Flex shall use commercially reasonable efforts to (i) cause the employment of any Nextracker Group Employee, who is employed by a member of the Flex Group, and the contract of services of any Nextracker Group Independent Contractor to be transferred to a member of the Nextracker Group, including, when appropriate, by making a qualifying offer of employment to such Nextracker Group Employee, and (ii) cause the employment of any Flex Employee, who is employed by a member of the Nextracker Group, and the contract of services between any independent contractor or consultant that does not qualify as a Nextracker Group Independent Contractor to be transferred to a member of the Flex Group.

(b) Flex shall use commercially reasonable efforts to cause each Automatic Transfer Employee to be employed by a member of the Nextracker Group no later than the Operative Time in accordance with applicable Law, or as of the applicable Delayed Transfer Date, if applicable, and Nextracker agrees to take all actions reasonably necessary to cause the Nextracker Group Employees to be so employed. If an Automatic Transfer Employee objects to the transfer of employment to a member of the Nextracker Group as and when permitted under applicable Law and consequently does not become an employee of the Nextracker Group and is terminated by the applicable member of the Flex Group as a result, then Nextracker shall reimburse Flex in accordance with Section 2.3(c) for any severance or termination costs incurred by the applicable member of the Flex Group in connection with such termination of employment. With respect to each Non-Automatic Transfer Employee outside of the United States and where the transfer of employment is by way of termination/resignation and re-hire, Nextracker shall make a qualifying offer of employment to such Non-Automatic Transfer Employee in accordance with Section 2.4 prior to the Operative Time to become employed by a member of the Nextracker Group effective as of no later than the Operative Time, or as of the applicable Delayed Transfer Date, if applicable; provided that if Nextracker fails to make such a qualifying offer of employment to such Non-Automatic Transfer Employee and such Non-Automatic Transfer Employee does not become employed by the Nextracker Group and is terminated by the applicable member of the Flex Group as a result, then Nextracker shall reimburse Flex in accordance with Section 2.3(c) for any severance or termination costs incurred by the applicable member of the Flex Group in connection with such termination of employment.

(c) The Flex Group and Nextracker Group agree to execute, and to seek to have the applicable Nextracker Group Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.

Section 2.3 Assumption and Retention of Liabilities Generally.

(a) Except as otherwise contemplated by this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Operative Time, Flex shall, or shall cause one or more members of the Flex Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Flex Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Flex Employees and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Flex Group under this Agreement.

(b) Except as otherwise contemplated by this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Operative Time, Nextracker shall, or shall cause one or more members of the Nextracker Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Nextracker Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Nextracker Group Employees and Nextracker Group Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Nextracker Group under this Agreement.

(c) The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

(d) Notwithstanding that a Delayed Transfer Nextracker Group Employee or Delayed Transfer Flex Employee shall not become employed by a member of the Nextracker Group or Flex Group, respectively, until the Delayed Transfer Date applicable to such employee, (i) Nextracker or Flex shall be responsible for, and shall timely reimburse the other for, all Liabilities incurred by the Flex Group or Nextracker Group, respectively, with regard to each such Delayed Transfer Nextracker Group Employee or Delayed Transfer Flex Employee from the Operative Time to the Delayed Transfer Date applicable to such employee and (ii) the Parties shall use commercially reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Delayed Transfer Nextracker Group Employees and Delayed Transfer Flex Employees following the Delayed Transfer Date applicable to such employee, it being understood that it may not be possible to replicate the effect of such provisions under such circumstances.

(e) Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, Nextracker shall, or shall cause one or more members of the Nextracker Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Liabilities that have been accepted, assumed or retained under this Agreement irrespective of whether accruals for such Liabilities have been transferred to Nextracker or a member of the Nextracker Group or included on a combined balance sheet of the Nextracker Business or whether any such accruals are sufficient to cover such Liabilities.

Section 2.4 Treatment of Compensation and Benefit Arrangements; Terms of Employment. Except as otherwise (i) required by a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, or (ii) expressly provided for in this Agreement, until such time that is the earlier of 18 months following the Operative Date or 12 months following IPO Effective Date, if applicable (or if shorter, during the period of employment), Nextracker shall, or shall cause a member of the Nextracker Group to provide or cause to be provided to each Nextracker Group Employee (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Nextracker Group Employee immediately prior to the Operative Time or IPO Effective Date, as the case may be, (B) subject to Section 5.1, a cash incentive or sales commission opportunity no less favorable than the cash incentive or sales commission opportunity in effect for such Nextracker Group Employee, if any, immediately prior to the Operative Time or IPO Effective Date, as the case may be, and (C) employee benefits that are generally similar to those provided to such Nextracker Group Employee immediately prior to the applicable Plan Transition Date. Notwithstanding the foregoing and except as otherwise set forth Article IV, nothing contained in this Agreement shall require Nextracker to make any grants of equity awards relating to Nextracker to Nextracker Group Employees following the Operative Date.

Section 2.5 Participation in Flex Benefit Arrangements. Except as otherwise contemplated by this Agreement, effective no later than the Plan Transition Date, (i) Nextracker and each member of the Nextracker Group, to the extent applicable, shall cease to be a participating company in the applicable Flex Benefit Arrangement, and (ii) each Nextracker Group Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Flex Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the Flex Group pursuant to this Agreement).

Section 2.6 Service Recognition.

(a) From and after the Operative Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, Nextracker shall, and shall cause each member of the Nextracker Group to, give each Nextracker Group Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any Nextracker Group Benefit Arrangement for such Nextracker Group Employee’s prior service with any member of the Flex Group or Nextracker Group or any predecessor thereto, to the same extent such service was recognized by the corresponding Flex Benefit Arrangement; provided, that, such service shall not be recognized to the extent it would result in the duplication of benefits.

(b) Except to the extent prohibited by applicable Law, as soon as administratively practicable on or after the Plan Transition Date: (i) Nextracker shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Nextracker Group Employee under the applicable Nextracker Welfare Plan in which Nextracker Group Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Flex Welfare Plan, and (ii) Nextracker shall provide or cause each Nextracker Group Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the Nextracker Group Employees become eligible to participate in the Nextracker Welfare Plan in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under such plan for such plan year.

Section 2.7 Collective Bargaining Agreements.

(a) Notwithstanding anything in this Agreement to the contrary, Flex and Nextracker shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for Nextracker or a member of the Nextracker Group to continue to maintain or to assume and honor any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Nextracker Group) in respect of any Nextracker Group Employees and any Employee Representatives.

(b) Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Flex Group or the Nextracker Group to any Employee Representative or any other Person as described in such agreement.

Section 2.8 Information and Consultation. The Parties shall comply with all requirements and obligations to inform, consult or otherwise notify any Nextracker Group, Flex Group Employees or Employee Representatives, as applicable, in relation to the transactions contemplated by this Agreement and the Separation Agreement, in each case to such extent as is required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.

Section 2.9 WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local law or legal requirement addressing mass employment separations.

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1 Health and Welfare Benefit Plans.

(a) (i) Effective no later than the Plan Transition Date, (i) the participation of each Nextracker Group Employee who is a participant in the applicable Flex Welfare Plan shall automatically cease; and (ii) Nextracker shall or shall cause an applicable member of the Nextracker Group (x) to have in effect one or more Nextracker Welfare Plans providing health and welfare benefits for the benefit of each applicable Nextracker Group Employee with terms that are generally similar to those provided to such Nextracker Group Employee under the corresponding Flex Welfare Plan immediately prior to the date on which such Nextracker Welfare Plans become effective; and (y) effective on and after the date of cessation described in subsection (i) above, to fully perform, pay and discharge all claims of Nextracker Group Employees.

(b) The applicable member of the Nextracker Group shall reimburse Flex or the corresponding Flex Welfare Plan, as the case may be, for any claims related to Nextracker Group Employees paid by a Flex Welfare Plan (whether prior to or after the Operative Time) and not charged back to the appropriate and applicable member of the Nextracker Group prior to the Plan Transition Date, it being understood that any such reimbursement or charge-back for such purposes shall be based on the Nextracker Group’s pro-rata share of the overall costs for all (e.g., Flex Employee and Nextracker Group Employee) claims incurred and paid by such Flex Welfare Plan.

(c) Notwithstanding anything to the contrary in this Section 3.1, Nextracker Group Employees will continue to be considered to be “participants” in any Flex Welfare Plan that is either a health care flexible spending account program or a dependent-care flexible spending account program for the duration of applicable grace period and/or claims run-out period with respect to such Flex Welfare Plan (in either case, solely as provided under the terms of such Flex Welfare Plan); provided that, following such time that such Nextracker Group Employees cease to be eligible to actively participate in such Flex Welfare Plan under applicable Law, such Nextracker Group Employees (i) will be considered to be participants solely for purposes of utilizing such grace period and/or claims run-out period; (ii) will not be allowed to make any deferral or contribution elections under such Flex Welfare Plan; and (iii) will cease to be participants in such Flex Welfare Plan upon the expiration of any grace period and/or claims run-out period.

Section 3.2 U.S. Savings Plans.

(a) (i) Effective no later than the Plan Transition Date, Nextracker shall or shall cause an applicable member of the Nextracker Group to have in effect one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code (the “Nextracker U.S. Savings Plans”), it being understood that, if the IPO Effective Date occurs prior to such Plan Transition Date, there may be a period of time during which the Nextracker U.S. Savings Plans are not yet in effect following such time that the applicable Nextracker Group Employees cease to be eligible to actively participate in the corresponding Flex U.S. Savings Plan under applicable Law (the “401(k) Waiting Period”). The Nextracker U.S. Savings Plans shall include terms that are generally similar to those provided by the applicable corresponding Flex U.S. Savings Plans immediately prior to the commencement of the 401(k) Waiting Period (or, in the event the 401(k) Waiting Period is not applicable, immediately prior to the date on which the corresponding Nextracker U.S. Savings Plans become effective); and (ii) as soon as practicable after the corresponding Nextracker U.S. Savings Plans become effective, Flex shall cause the accounts (including any outstanding participant loan balances) in the applicable corresponding Flex U.S. Savings Plans attributable to Nextracker Group Employees and all of the Assets in the Flex U.S. Savings Plans related thereto (including plan loans) to be transferred to such Nextracker U.S. Savings Plans.

(b) Flex shall retain all accounts and all Assets and Liabilities relating to the Flex U.S. Savings Plans in respect of each Former Nextracker Group Service Provider; provided that, in the event the 401(k) Waiting Period is not applicable, if any Nextracker Group Employee whose account balance is transferred from a Flex U.S. Savings Plan to the corresponding Nextracker U.S. Savings Plan thereafter terminates employment prior to the Plan Transition Date, such individual’s account balance shall nonetheless continue to be held in, and subject to the terms and conditions of, the corresponding Nextracker U.S. Savings Plan.

Section 3.3 Deferred Compensation Plan Matters.

(a) Effective no later than the Disposition Date (the date thereof being the Plan Transition Date for purposes of this Section 3.3), (i) the active participation of each Nextracker Group Employee who is a participant in a Flex Deferred Compensation Plan shall cease with respect to such Flex Deferred Compensation Plan, and (ii) each such Nextracker Group Employee shall for all applicable periods as of such time and thereafter participate in a Nextracker deferred compensation plan established for the benefit of eligible Nextracker Group Employees (the “Nextracker Deferred Compensation Plan”). Prior to the Plan Transition Date, Nextracker shall or shall cause an applicable member of the Nextracker Group to have in effect the Nextracker Deferred Compensation Plan, the terms of which shall be substantially similar to those provided under the Flex Deferred Compensation Plan immediately prior to the date on which the Nextracker Deferred Compensation Plan becomes effective.

(b) As soon as practicable after the Nextracker Deferred Compensation Plan becomes effective, Flex shall cause the accounts in the Flex Deferred Compensation Plan attributable to any Nextracker Group Employee to be transferred to the Nextracker Deferred Compensation Plan, it being understood that such accounts shall be transferred from the rabbi trust established under the Flex Deferred Compensation Plan to a rabbi trust that shall be established for the Nextracker Deferred Compensation Plan concurrently with the establishment of the Nextracker Deferred Compensation Plan pursuant to Section 3.3(a). Flex shall retain all accounts and all Assets and Liabilities relating to the Flex Deferred Compensation Plan in respect of each Former Nextracker Group Service Provider.

(c) For the avoidance of doubt, all existing deferrals and deferral elections immediately prior to the Plan Transition Date under the Flex Deferred Compensation Plan shall remain in effect for the remainder of the annual period in which the Plan Transition Date occurs under the Nextracker Deferred Compensation Plan unless expressly provided otherwise.

(d) The Flex Deferred Compensation Plan shall not treat an applicable Nextracker Group Employee as having incurred a separation from service for purposes of Section 409A of the Code under the Flex Deferred Compensation Plan as a result of the Distribution or such Nextracker Group Employee’s transfer of employment from the Flex Group to the Nextracker Group, and such separation of service shall only be considered to occur for purposes of the Nextracker Deferred Compensation Plan when the employment or service of such Nextracker Group Employee with the Nextracker Group terminates in accordance with the Nextracker Deferred Compensation Plan and applicable Laws, including Section 409A of the Code.

Section 3.4 Non-U.S. Plans. Notwithstanding any provision of this Agreement to the contrary other than as set forth in Section 3.5 the treatment of each Flex Benefit Arrangement and Nextracker Benefit Arrangement that is maintained primarily in respect of individuals who are located outside of the United States (together, the “Non-U.S. Plans”) shall be subject to the terms and conditions set forth in the applicable Conveyancing and Assumption Instrument; provided that if the treatment of any such Non-U.S. Plan is not specifically covered by such Conveyancing and Assumption Instrument, then unless otherwise agreed by the Parties, (i) Nextracker shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Nextracker Group Employees, Nextracker Group Independent Contractors and Former Nextracker Group Service Providers, whenever incurred, (ii) Flex shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Flex Employees, whenever incurred, and (iii) the Parties shall agree on the extent to which any Assets held in respect of such Non-U.S. Plans shall be transferred to, or in respect of, Nextracker.

Section 3.5 Treatment of Certain Plans. Notwithstanding anything in this Agreement or any Conveyancing and Assumption Instrument to the contrary, with respect to any Flex Benefit Arrangement or Nextracker Benefit Arrangement that covers primarily Nextracker Group Employees and Former Nextracker Group Service Providers, (i) effective no later than the Operative Time, Nextracker shall become solely liable to fully perform, pay and discharge all obligations of such arrangements, whenever incurred, and (ii) Flex shall transfer all Assets held with respect to such arrangements to Nextracker as soon as practicable after the date on which Nextracker becomes so liable.

Section 3.6 Chargeback of Certain Costs. Nothing contained in this Agreement shall limit Flex’s ability to charge back any Liabilities that it incurs in respect of any Flex Benefit Arrangement to any of its operating companies in the ordinary course of business consistent with its past practices. Subject, and in addition, to the foregoing, Flex shall allocate and charge back to Nextracker or a member of the Nextracker Group all Liabilities that Flex would otherwise have recognized by reason of the continued participation of Nextracker Group Employees and Nextracker Group Independent Contractors in Flex Benefit Arrangements prior to the applicable Plan Transition Date (which Liabilities shall, for the avoidance of doubt, be subject to reimbursement under Section 2.3(c) of this Agreement).

ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.1 Treatment of Flex Options. Each Flex Option that is outstanding immediately prior to the Operative Time or IPO Effective Date, as applicable, and that is held by a Nextracker Group Employee or Flex Employee who continues in employment through the Operative Time or IPO Effective Date, as applicable, shall remain outstanding in accordance with its terms.

(a) Each Flex Option that is outstanding immediately prior to the Distribution and that is held by a Nextracker Group Employee who continues in employment through the Distribution, whether vested or unvested, shall, with respect to such Nextracker Group Employee, be subject to, the same terms and conditions (including the same exercisability period and vesting schedule) as were applicable to such Flex Option immediately prior to the Distribution, except that:

(i)

such Flex Option shall automatically be assumed by Nextracker at the Distribution and converted into an option to purchase Nextracker Class A Common Stock under the Nextracker Stock Plan in connection with the Distribution (each, a “Nextracker Option”);

(ii)

such converted Nextracker Option shall relate to a number of shares of Nextracker Class A Common Stock (with each discrete grant rounded down to the nearest whole share) equal to the product of (x) the number of Flex Ordinary Shares issuable upon the exercise of the corresponding Flex Option immediately prior to the Distribution and (y) the Nextracker Equity Award Adjustment Ratio; and

(iii)

such converted Nextracker Option shall have a per-share exercise price (rounded up to the nearest whole cent or similar currency denomination, subject to Section 4.5(a)) equal to the quotient determined by dividing (x) the original exercise price of the corresponding Flex Option by (y) the Nextracker Equity Award Adjustment Ratio.

(b) Each Flex Option that is outstanding immediately prior to the Distribution and that is held by a Flex Employee who continues in employment through the Distribution, whether vested or unvested, shall remain outstanding with respect to such Flex Employee, and be subject to, the same terms and conditions (including the same exercisability period and vesting schedule) as were applicable to such Flex Option immediately prior to the Distribution, except that:

(i)

such Flex Option shall relate to a number of Flex Ordinary Shares (with each discrete grant rounded down to the nearest whole share) equal to the product of (x) the number of Flex Ordinary Shares issuable upon the exercise of the corresponding Flex Option immediately prior to the Distribution and (y) the Flex Equity Award Adjustment Ratio; and

(ii)

such Flex Option shall have a per-share exercise price (rounded up to the nearest whole cent or similar currency denomination, subject to Section 4.5(a)) equal to the quotient determined by dividing (x) the original, per-share exercise price of such Flex Option by (y) the Flex Equity Award Adjustment Ratio.

Section 4.2 Treatment of Flex Restricted Share Units. Each Flex Restricted Share Unit that is outstanding immediately prior to the Operative Time or IPO Effective Date, as applicable, and that is held by a Nextracker Group Employee or Flex Employee who continues in employment through the Operative Time or IPO Effective Date, as applicable, shall remain outstanding in accordance with its terms.

(a) Each Flex Restricted Share Unit that is outstanding immediately prior to the Distribution and that is held by a Nextracker Group Employee who continues in employment through the Distribution, whether vested or unvested, shall, with respect to such Nextracker Group Employee, be subject to, the same terms and conditions (including the same time-based vesting schedule and conditions) as were applicable to the corresponding Flex Restricted Share Unit award immediately prior to the Distribution, except that:

(i)

such Flex Restricted Share Unit award shall automatically be assumed by Nextracker at the Distribution and converted into a stock unit award in respect of Nextracker Class A Common Stock under the Nextracker Stock Plan in connection with the Distribution (each, a “Nextracker Restricted Stock Unit”); and

(ii)

such converted Nextracker Restricted Stock Unit award shall relate to a number of shares of Nextracker Class A Common Stock (with each discrete grant rounded up to the nearest whole share, subject to Section 4.5(a)) equal to the product of (x) the number of Flex Ordinary Shares subject to such Flex Restricted Share Unit award immediately prior to the Distribution and (y) the Nextracker Equity Award Adjustment Ratio.

(b) Each Flex Restricted Share Unit that is outstanding immediately prior to the Distribution and that is held by a Flex Employee who continues in employment through the Distribution, whether vested or unvested, shall remain outstanding with respect to such Flex Employee, and be subject to, the same terms and conditions (including the same time-based vesting schedule and conditions) as were applicable to the corresponding Flex Restricted Share Unit award immediately prior to the Distribution, except that such Flex Restricted Share Unit award shall relate to a number of Flex Ordinary Shares (with each discrete grant rounded up to the nearest whole share, subject to Section 4.5(a)) equal to the product of (i) the number of Flex Ordinary Shares that were subject to such award immediately prior to the Distribution and (ii) the Flex Equity Award Adjustment Ratio.

Section 4.3 Treatment of Flex Performance Share Units. Each Flex Performance Share Unit that is outstanding immediately prior to the Operative Time or IPO Effective Date, as applicable, and that is held by a Nextracker Group Employee or Flex Employee who continues in employment through the Operative Time or IPO Effective Date, as applicable, shall remain outstanding in accordance with its terms.

(a) Each Flex Performance Share Unit that is outstanding immediately prior to the Distribution and that is held by a Nextracker Group Employee who continues in employment through the Distribution, whether vested or unvested, shall, with respect to such Nextracker Group Employee, be subject to, the same terms and conditions (including the same time-based vesting schedule and conditions) as were applicable to the corresponding Flex Performance Share Unit award immediately prior to the Distribution, except that:

(i)

such Flex Performance Share Unit award shall automatically be assumed by Nextracker at the Distribution and converted into a stock unit award in respect of Nextracker Class A Common Stock under the Nextracker Stock Plan in connection with the Distribution (each, a “Nextracker Performance Stock Unit”);

(ii)

such converted Nextracker Performance Stock Unit shall be based on the performance-based vesting conditions that applied to such Flex Performance Share Unit award immediately prior to the Distribution, and performance determinations shall be made with respect to such Flex Performance Share Unit award as of such time that is (and based on performance conditions that are then in effect) immediately prior to the Distribution, such that, for periods following the Distribution the applicable number of shares subject to such converted Nextracker Performance Stock Unit award (taking into account the above performance determinations) shall remain subject to time-based vesting conditions, but no further performance-based vesting conditions shall remain applicable thereto; and

(iii)

such converted Nextracker Performance Stock Unit award shall relate to a number of shares of Nextracker Class A Common Stock (with each discrete grant rounded up to the nearest whole share, subject to Section 4.5(a)) equal to the product of (x) the number of Flex Ordinary Shares that are eligible to vest under such Flex Performance Share Unit award immediately prior to the Distribution (based on the performance determinations described in Section 4.3(a)(ii)), and (y) the Nextracker Equity Award Adjustment Ratio.

(b) Each Flex Performance Share Unit that is outstanding immediately prior to the Distribution and that is held by a Flex Employee who continues in employment through the Distribution, whether vested or unvested, shall remain outstanding with respect to such Flex Employee, and be subject to, the same terms and conditions (including the same time-based and performance-based vesting schedule and conditions) as were applicable to the corresponding Flex Performance Share Unit award immediately prior to the Distribution, except that such Flex Performance Share Unit award shall relate to a number of target Flex Ordinary Shares (with each discrete grant rounded up to the nearest whole share, subject to Section 4.5(a)) equal to the product of (i) the number of target Flex Ordinary Shares that were subject to such award immediately prior to the Distribution and (ii) the Flex Equity Award Adjustment Ratio.

Section 4.4 Nextracker Equity Incentive Plan. Effective as of the IPO Effective Date, if applicable, Nextracker shall have established the Nextracker Inc. Equity Incentive Plan (the “Nextracker Stock Plan”), whether as an amendment or restatement of any existing Nextracker OpCo equity incentive plan or otherwise, which shall permit the grant and issuance of equity incentive awards denominated in shares of Nextracker Class A Common Stock as described in this Article IV.

Section 4.5 General Terms.

(a) All of the adjustments described in this Article IV shall be effected in accordance with Sections 424 and 409A of the Code, in each case to the extent applicable. Notwithstanding the foregoing, if the treatment set forth in this Article IV would cause adverse Tax or regulatory consequences to any Nextracker Group Employee located outside of the United States, the Parties shall use commercially reasonable efforts to cause the treatment to be conformed in a manner that does not give rise to such adverse Tax or regulatory consequences, to the extent practicable.

(b) The Parties shall use commercially reasonable efforts to maintain effective registration statements with the Securities Exchange Commission with respect to the awards described in this Article IV, to the extent any such registration statement is required by applicable Law.

(c) The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain Tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

(d) Notwithstanding any provision herein to the contrary and for the avoidance of doubt, for periods on and after the Distribution, a pro-rata chargeback or reimbursement shall apply with respect to any Flex Option, Flex Restricted Share Unit or Flex Performance Share Unit that is converted in accordance with the foregoing with respect to a Nextracker Group Employee with such pro-rata amount relating to the period during which such Flex Option, Flex Restricted Share Unit or Flex Performance Share Unit was denominated in Flex Ordinary Shares relative to the total term of such award.

ARTICLE V

ADDITIONAL MATTERS

Section 5.1 Flex Cash Incentive Programs. For any Flex cash incentive or sales commission performance period that has not concluded with respect to any applicable Nextracker Group Employee, if applicable, as of the date on which the employment of such Nextracker Group Employee is transferred to the Nextracker Group (the “Flex Open Incentive Obligations”), Nextracker shall provide that each applicable Nextracker Group Employee shall continue to be eligible to receive a cash incentive bonus or sales commission payment in accordance with the general terms and conditions as applied to such Nextracker Group Employee under the corresponding Flex incentive or sales commission program as in effect immediately prior to the date of such transfer, as equitably adjusted (if applicable) by Flex to the extent necessary to reflect the transactions contemplated by the Separation Agreement. Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, (i) Flex shall not transfer assets in respect of the Accrued Incentive Amount or the Flex Open Incentive Obligations and (ii) effective as of the date on which the employment of the applicable Nextracker Group Employees is transferred to Nextracker or the applicable member of the Nextracker Group, Nextracker shall assume all Liabilities and obligations in respect of the Accrued Incentive Amount and the Flex Open Incentive Obligations.

Section 5.2 Nextracker Cash Incentive Programs. For any Nextracker cash incentive or sales commission performance period that has not concluded with respect to any applicable Nextracker Group Employee as of the date on which the employment of such Nextracker Group Employee is transferred to the Nextracker Group (the “Nextracker Open Incentive Obligations”), Nextracker shall provide that each applicable Nextracker Group Employee shall continue to be eligible to receive a cash incentive bonus or sales commission payment in accordance with the general terms and conditions as applied to such Nextracker Group Employee under the corresponding Nextracker incentive or sales commission program as in effect immediately prior to the date of such transfer, as equitably adjusted (if applicable) by Flex to the extent necessary to reflect the transactions contemplated by the Separation Agreement and any Flex-related performance conditions associated therewith. Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, (i) Flex shall not transfer assets in respect of the Accrued Incentive Amount or the Nextracker Open Incentive Obligations and (ii) effective as of the date on which the employment of the applicable Nextracker Group Employees is transferred to Nextracker or the applicable member of the Nextracker Group, Nextracker shall assume all Liabilities and obligations in respect of the Accrued Incentive Amount and the Nextracker Open Incentive Obligations.

Section 5.3 Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, Nextracker shall (i) credit each Nextracker Group Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such Nextracker Group Employee had with the Flex Group as of immediately before the date on which the employment of the Nextracker Group Employee transfers to Nextracker or the applicable member of the Nextracker Group and (ii) permit each such Nextracker Group Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the Nextracker Group Employee would have been so permitted under the terms and conditions of the applicable Flex policies in effect for the year in which such transfer of employment occurs, up to and including full exhaustion of such transferred unused vacation time, paid-time off and other time-off benefits (if such full exhaustion would be permitted under the applicable Flex policies in effect for that year in which the transfer of employment occurs).

Section 5.4 Workers’ Compensation Liabilities. Effective no later than the Operative Date (the date on which such effectiveness occurs, once applicable, being the Plan Transition Date for purposes of this Section 5.4), Nextracker shall assume all Liabilities for Nextracker Group Employees and, if applicable, Nextracker Group Independent Contractors related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred (including claims incurred prior to, but not reported as of, such time), and Nextracker or the applicable member of the Nextracker Group shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities. Notwithstanding the foregoing, if neither Nextracker nor a member of the Nextracker Group is able to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law, Flex shall retain such Liabilities and Nextracker shall reimburse and otherwise fully indemnify Flex for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

Section 5.5 COBRA Compliance in the United States. Effective as of the Plan Transition Date, Nextracker shall assume and be responsible for administering compliance with the health care continuation requirements of COBRA, in accordance with the provisions of the Nextracker Welfare Plans, with respect to Nextracker Group Employees or Former Nextracker Group Service Providers who incurred a COBRA qualifying event under a Flex Welfare Plan at any time beginning at the Operative Time and continuing through the Plan Transition Date. Nextracker, or such applicable member of the Nextracker Group, shall also be responsible for administrative compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the Nextracker Welfare Plans with respect to Nextracker Group Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Nextracker Welfare Plans at any time after the Plan Transition Date.

Section 5.6 Retention Program. Any retention compensation that may become payable to any Nextracker Group Employees that relate to the transactions contemplated by the Separation Agreement and become payable after the date on which the employment of the Nextracker Group Employee transfers to the Nextracker Group shall be assumed by Nextracker or an applicable member of the Nextracker Group as of the date of such transfer and Nextracker shall pay all amounts payable thereunder to the applicable Nextracker Group Employees in accordance with the terms thereof.

Section 5.7 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

Section 5.8 Payroll Taxes and Reporting. The Parties shall, to the extent practicable, (i) treat Nextracker or a member of the Nextracker Group as a “successor employer” and Flex (or the appropriate member of the Flex Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Nextracker Group Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Nextracker Group Employee for the calendar year in which the Operative Time occurs.

Section 5.9 Regulatory Filings. Subject to applicable Law and the Tax Matters Agreement, Flex shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Operative Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Flex shall provide data and information (to the extent permitted by applicable Laws) to Nextracker or the applicable member of the Nextracker Group, which shall be responsible for making such filings in respect of the Nextracker Group Employees.

Section 5.10 Disability.

(a) To the extent any Nextracker Group Employee is, as of the Plan Transition Date, receiving payments as part of any short-term disability program that is part of a Flex Welfare Plan, the Parties shall, to the extent practicable, cause such Nextracker Group Employee’s rights to continued short-term disability benefits to end under any Flex Welfare Plan as of the Plan Transition Date described in Section 3.1 above, such that, all remaining rights shall be recognized under a Nextracker Welfare Plan as of the Plan Transition Date, and the remainder (if any) of such Nextracker Group Employee’s short-term disability benefits will be paid pursuant to such Nextracker Welfare Plan. In the event that any Nextracker Group Employee described in the preceding sentence shall have any dispute with the short-term disability benefits they are receiving under a Nextracker Welfare Plan, any and all appeal rights of such employees shall be realized through such Nextracker Welfare Plan (and any appeal rights such Nextracker Group Employee may have under any Flex Welfare Plan shall be limited to benefits received and time periods occurring prior to the Plan Transition Date).

(b) For any Former Nextracker Group Service Provider who is, as of the Operative Time, receiving payments as part of any long-term disability program that is part of a Flex Welfare Plan, and is receiving payments from such plan immediately prior to the Operative Time, to the extent such Former Nextracker Group Service Provider may have any “return to work” rights under the terms of such Flex Welfare Plan, such Former Nextracker Group Service Provider’s eligibility for re-employment shall be with Nextracker or a member of the Nextracker Group, subject to availability of a suitable position (with such availability to be determined in the sole discretion by Nextracker or the applicable member of the Nextracker Group); provided that, except as otherwise required by applicable Law, no Former Nextracker Group Service Provider described in this subsection will be eligible for re-employment as described in this subsection after the first anniversary of the Operative Date.

Section 5.11 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the Transfer Regulations, the terms of a Collective Bargaining Agreement or applicable Law require that any assets or Liabilities be retained by the Flex Group or transferred to or assumed by the Nextracker Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.

Section 5.12 Non-Solicitation.

(a) During the period commencing as of the Operative Time and concluding on the two-year anniversary thereof, Flex agrees that neither it nor any member of the Flex Group shall, without Nextracker’s prior written consent, directly or indirectly, solicit for employment or solicit to provide services (whether as a director, officer, employee, consultant or temporary employee) to any person who is at such time, or who at any time during the six-month period prior to such time had been, employed by or providing services to a member of the Nextracker Group (whether as a director, officer, employee, consultant or temporary employee) (“Covered Nextracker Person”), except that this Section 5.12(a) shall not preclude any member of the Flex Group or any other person from entering into discussions with or soliciting any Covered Nextracker Person (i) who responds to any public advertisement or general solicitation; provided that such advertisement or solicitation is not targeted towards Covered Nextracker Persons, or (ii) at any time after the date of such Covered Nextracker Person’s termination of employment or services by a member of the Nextracker Group without cause.

(b) During the period commencing as of the Operative Time and concluding on the two-year anniversary thereof, Nextracker agrees that neither it nor any member of the Nextracker Group shall, without Flex’s prior written consent, directly or indirectly, solicit for employment or solicit to provide services (whether as a director, officer, employee, consultant or temporary employee) to any person who is at such time, or who at any time during the six-month period prior to such time had been, employed by or providing services to a member of the Flex Group (whether as a director, officer, employee, consultant or temporary employee) (“Covered Flex Person”), except that this Section 5.12(b) shall not preclude any member of the Nextracker Group or any other person from entering into discussions with or soliciting any Covered Flex Person (i) who responds to any public advertisement or general solicitation; provided that such advertisement or solicitation is not targeted towards Covered Flex Persons, or (ii) at any time after the date of such Covered Flex Person’s termination of employment or services by a member of the Flex Group without cause.

(c) Each Party agrees in good faith to extend or reduce the foregoing non-solicitation periods as shall be necessary, whether pursuant to an amendment of this Agreement or otherwise, such that, the foregoing non-solicitation periods shall end as of such time that is one year after the IPO Effective Date.

(d) Each Party hereto acknowledges and agrees that (i) injury to the employing Party from any breach by another Party of the obligations set forth in this Section 5.12 would be irreparable and impossible to measure, and (ii) the remedies at Law for any breach or threatened breach of this Section 5.12, including monetary damages, would therefore be inadequate compensation for any loss, and the employing Party shall have the right to specific performance and injunctive or other equitable relief in accordance with this Section 5.12, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Each Party understands and acknowledges that the restrictive covenants and other agreements contained in this Section 5.12 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the Parties that the provisions of this Section 5.12 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 5.12 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made or otherwise applies.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Flex Benefit Arrangement or Nextracker Benefit Arrangement or to prohibit any member of the Flex Group or Nextracker Group, as the case may be, from amending, modifying or terminating any Flex Benefit Arrangement or Nextracker Benefit Arrangement at any time within its sole discretion or in accordance with the terms thereof, as the case may be.

Section 6.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Flex, Nextracker or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 6.3 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4 Access to Employees. On and after the Operative Time, Flex and Nextracker shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Flex and Nextracker) to which any employee or director of the Flex Group or the Nextracker Group or any Flex Benefit Arrangement or Nextracker Benefit Arrangement is a party and which relates to a Flex Benefit Arrangement or Nextracker Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise contemplated by this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Nextracker Group Employees under Flex Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding Nextracker Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Nextracker Group Employee.

Section 6.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Nextracker Group Employee or other current or former employee, officer, director or contractor of the Flex Group or Nextracker Group, other than the Parties and their respective successors and assigns.

Section 6.7 No Acceleration of Benefits. Except as otherwise contemplated by this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Nextracker Group Employee or other former, current or future employee of the Flex Group or Nextracker Group under any Benefit Arrangement of the Flex Group or Nextracker Group.

Section 6.8 Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to Nextracker Group Employees, Nextracker Group Independent Contractors, Former Nextracker Group Service Providers and employees and other service providers of Flex, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Entire Agreement. This Agreement and the Separation Agreement, including the Exhibits and Schedules thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 7.2 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 7.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Operative Time and remain in full force and effect in accordance with their applicable terms.

Section 7.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.4):

To Flex and FIUI:

Flex Ltd.

6201 America Center Dr

San Jose, CA 95002

Attention: General Counsel

E-mail: general.counsel@flex.com

With copy to: richard.riecker@flex.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road, Building

Palo Alto, California 94304

Attention: Sharon R. Flanagan

                  Samir A. Gandhi

E-mail:      sflanagan@sidley.com

                  sgandhi@sidley.com

To Nextracker PubCo and Nextracker OpCo:

Nextracker Inc.

6200 Paseo Padre Parkway

Fremont, California 94555

Attention: General Counsel

E-mail: lschlesinger@nextracker.com

Section 7.5 Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 7.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) to an Affiliate of such Party; or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 7.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 7.7 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 7.8 Termination and Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by Flex and Nextracker OpCo before an IPO and following an IPO, by Flex, FIUI, Nextracker PubCo and Nextracker OpCo.

Section 7.9 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Operative Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 7.10 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 7.11 Governing Law; Submission to Jurisdiction.

(a) This Agreement, and all rights and remedies in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

(b) THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY U.S. DISTRICT COURT OR DELAWARE STATE CHANCERY COURT LOCATED, IN EACH CASE, IN WILMINGTON, DELAWARE, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE (AS DEFINED BELOW) OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 7.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.13 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.14 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 7.15 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.16 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between the Flex Group and the Nextracker Group and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned Subsidiary of Flex or Nextracker OpCo.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

FLEX LTD.

By:
Name: B. Vijayandran A/L S Balasingam
Title: Authorized Signatory

NEXTRACKER LLC

By:
Name: Daniel Shugar
Title: Chief Executive Officer

FLEXTRONICS INTERNATIONAL USA, INC.

By:
Name: Jason Spicer
Title: President and Assistant Secretary

[Second Amended and Restated Employee Matters Agreement Signature Page]